UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2007
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (IRS Employer Identification No.)

One Enterprise Aliso Viejo, California (Address of principal executive offices)		92656 (Zip Code)
Registrant’s telephone number, including area code: (949) 461-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective as of May 1, 2007, G. Mason Morfit was elected by the Board of Directors (the “Board”) of Valeant Pharmaceuticals International (the “Company”) to fill an open Board position in the class expiring in 2008. There was no arrangement or understanding pursuant to which Mr. Morfit was selected as a director.
Pursuant to the Company’s standard policy regarding non-employee director compensation, Mr. Morfit is entitled to receive a grant of restricted stock units on the date of each annual meeting equal to the lesser of: (a) $120,000 divided by the per share fair market value on the date of grant, or (b) the economic value of options to purchase 25,000 shares of stock (as calculated using the Black-Scholes option pricing method), assuming a strike price equal to the per share fair market value on the date of grant. In addition, the Company has agreed to pay Mr. Morfit for his service as a Board member an annual retainer of $30,000, a per meeting fee of $1,500 for meetings attended in person and $750 for meetings attended by telephone. Mr. Morfit will also be entitled to receive payments that the Company’s other non-employee directors are entitled to receive under the Company’s existing policies regarding compensation of its directors.
The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valeant Pharmaceuticals International
Date: May 7, 2007	By:	/s/ Peter J. Blott
Peter J. Blott
Executive Vice President and Chief Financial Officer

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